Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-86614, 33-55904, 333-43670, 333-86840, 333-111293, and 333-117924 on Form S-8 of LoJack Corporation of our report dated June 7, 2004, except for note 16 which is dated October 7, 2004, appearing in and incorporated by reference in this Current Report on Form 8-K of LoJack Corporation.

/s/ RSM Richter LLP

Montreal, Quebec
October 13, 2004